Exhibit 5.1

September 6, 2016

United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:   Security National Financial Corporation Form S-8 Registration Statement Relating to 900,000 Shares of Class A Common Stock

Ladies and Gentlemen:

As counsel for Security National Financial Corporation, a Utah corporation, in connection with the proposed registration of 900,000 shares of Class A Common Stock, $2.00 par value per share, it is our opinion that the securities being registered will, when issued, be legally issued, fully paid and non-assessable.  We consent to the inclusion of our opinion as an Exhibit to the Registration Statement of Security National Financial Corporation on Form S-8 under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Mackey Price & Mecham
Mackey Price & Mecham